For period ending January 31, 1996                                Exhibit 77C
File Number 811-5168


         PaineWebber/Kidder, Peabody California Tax Exempt Money Fund

A special meeting of shareholders was held on December 4, 1995, at which the following proposal was approved:

                                             Shares For
                                             as a %
                                 Shares      of Total     Shares     Shares
                                 Voted       Outstanding  Voted      Withhold
                                 For         Shares       Against    Authority
                                 ------      -----------  -------    ---------

To vote for or against:
Approval of an Agreement and
Plan of Reorganization and
Termination between PaineWebber
RMA California Municipal Money
Fund, a series of PaineWebber
Managed Municipal Trust,
and PaineWebber/Kidder, Peabody
California Tax Exempt
Money Fund                       64,003,446  49.62%       145,576    2,013,528

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                                             Shares For
                                             as a %
                                 Shares      of Total     Shares     Shares
                                 Voted       Shares       Voted      Withhold
                                 For         Voted        Against    Authority
                                 ------      -----------  -------    ---------

To vote for or against
the ratification of the
selection of ERNST & YOUNG
LLP as the Fund's independent
auditors for the fiscal year
ending July 31, 1996             5,460,695   94.06%       22,795     321,821